Exhibit 99.B(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Roxbury Funds and to the use of our report dated August 27, 2013 on the financial statements and financial highlights of the Roxbury/Hood River Small-Cap Growth Fund and the Roxbury/Mar Vista Strategic Growth Fund, each a series of The Roxbury Funds.   Such financial statements and financial highlights appear in the June 30, 2013 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 24, 2013